As filed with the Securities and Exchange Commission on October 29, 2021

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

AEYE, INC.

(Exact name of Registrant as specified in its charter)

Delaware	37-1827430
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

One Park Place, Suite 200

Dublin, CA 94568

(Address of Registrant’s principal executive offices)

AEye, Inc. 2021 Equity Incentive Plan

AEye, Inc. 2016 Stock Plan

2014 US LADAR, Inc. Equity Incentive Plan

(Full title of the plans)

Blair LaCorte

Chief Executive Officer

One Park Place, Suite 200

Dublin, CA 94568

(925) 400-4366

(Name, address and telephone number of agent for service)

With copies to:

Jonathan Axelrad

Andrew Ledbetter

DLA Piper LLP (US)

555 Mission Street, Suite 2400

San Francisco, CA 94105

(415) 836-2500

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated Filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be registered (1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price	Amount of registration fee
2021 Equity Incentive Plan
(Common Stock, par value $0.0001 per share)	15,440,430(2)	$4.40(3)	$67,937,892	$6,298
2016 Stock Plan
(Common Stock, par value $0.0001 per share)	27,809,144(4)	$0.50(5)	$13,904,572	$1,289
2014 Equity Incentive Plan
(Common Stock, par value $0.0001 per share)	3,330,429(6)	0.10(5)	$333,043	$31
Total	46,580,003	—	$82,175,507	$7,618

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement also covers an indeterminate number of additional shares that may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(2)

Represents shares of common stock of AEye, Inc. (the “Registrant”) currently reserved for issuance under the AEye, Inc. 2021 Equity Incentive Plan (the “2021 Plan”). To the extent that awards outstanding under the 2021 Plan are forfeited, cancelled, surrendered or terminated without issuance of shares, the shares of common stock subject to such awards will be available for future issuance under the 2021 Plan.

(3)

Estimated pursuant to Rules 457(c) and 457(h) under the Securities Act, solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s common stock as reported on The Nasdaq Stock Market LLC on October 25, 2021, which date is within five business days prior to the filing of this registration statement.

(4)

Represents shares of the registrant’s common stock underlying awards previously granted under the AEye Technologies, Inc. (f/k/a AEye, Inc.) (“AEye Technologies”) 2016 Stock Plan (the “2016 Plan”), as assumed by the Registrant on August 16, 2021 pursuant to that certain the Merger Agreement (as defined below).

(5)	Estimated in accordance with Rule 457(h) of the Securities Act solely for purposes of calculating the registration fee and based on an average weighted exercise price.
(6)

Represents shares of the registrant’s common stock underlying awards previously granted under the US LADAR, Inc. 2014 Equity Incentive Plan (the “2014 Plan”), as assumed by the Registrant on August 16, 2021 pursuant to that certain the Merger Agreement (as defined below).

EXPLANATORY NOTE

On August 16, 2021, pursuant to that certain Merger Agreement, dated as of February 17, 2021 (as amended by that certain Merger Agreement Amendment, dated as of April 30, 2021, the “Merger Agreement”), by and among CF Finance Acquisition Corp III (“CF III” and the predecessor company of the Registrant), AEye Technologies, and Meliora Merger Sub, Inc. (“Merger Sub”), Merger Sub was merged with and into AEye Technologies with AEye Technologies becoming a wholly-owned subsidiary of the Registrant. The Registrant’s Common Stock commenced trading on the Nasdaq Stock Market (“NASDAQ”) under the symbol “LIDR” on August 18, 2021.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Items 1 and 2 of this Part I of Form S-8 (plan information and registration information and employee plan annual information) will be sent or given to employees as specified by the Securities and Exchange Commission (the “Commission”) pursuant to Rule 428(b)(1) of the Securities Act. Such documents are not required to be and are not filed with the Commission either as part of this registration statement (this “Registration Statement”) or as prospectuses or prospectus supplements pursuant to Rule 424. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act. The Company will provide a written statement to participants advising them of the availability without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II hereof and including the statement in the preceding sentence. The written statement to all participants will indicate the availability without charge, upon written or oral request, of other documents required to be delivered pursuant to Rule 428(b), and will include the address and telephone number to which the request is to be directed.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) are incorporated as of their respective dates in this Registration Statement by reference:

(a)

the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, filed with the Commission on March 15, 2021 (File No.  001-39826), as amended by Amendment No. 1 on Form 10-K/A, filed with the Commission on May 4, 2021;

(b)

the Registrant’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, filed with the Commission on May  14, 2021 and August 10, 2021, respectively (File No. 001-39699);

(c)

the Registrant’s prospectus , dated September  27, 2021 (the “Prospectus”), filed with the Commission pursuant to Rule 424(b) promulgated under the Securities Act in connection with the registration statement on Form S-1 (File No. 333-259554), as amended on September 23, 2021, which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(d)

the Registrant’s Current Reports on Form 8-K filed with the Commission on February  17, 2021, February  25, 2021, May  3, 2021, May  4, 2021, May  12, 2021, July  7, 2021, July  21, 2021, August  16, 2021, August  23, 2021 and October 29, 2021 (excluding “furnished” and not “filed” information) (File No. 001-39699); and

(e)

the description of the Registrant’s common stock contained in the registration statement on Form 8-A filed with the Commission on November 12, 2020 and any amendment or report filed with the Commission for the purpose of updating such description.

All other documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”) prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 102 of the DGCL permits a corporation to eliminate the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached his duty of loyalty, failed to act in good faith, engaged in intentional misconduct or knowingly violated a law, authorized the payment of a dividend or approved a stock repurchase in violation of Delaware corporate law or obtained an improper personal benefit. The Registrant’s Second Amended and Restated Certificate of Incorporation (the “Amended Charter”) provides that no director of the Registrant shall be personally liable to it or its stockholders for monetary damages for any breach of fiduciary duty as a director, notwithstanding any provision of law imposing such liability, except to the extent that the DGCL prohibits the elimination or limitation of liability of directors for breaches of fiduciary duty.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation, or a person serving at the request of the corporation for another corporation, partnership, joint venture, trust or other enterprise in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he was or is a party or is threatened to be made a party to any threatened, ending or completed action, suit or proceeding by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

The Amended Charter provides that the Registrant will indemnify each person who was or is a party or threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the Registrant) by reason of the fact that he or she is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise (all such persons being referred to as an “Indemnitee”), or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding and any appeal therefrom, if such Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, and, with respect to any criminal action or proceeding, he or she had no reasonable cause to believe his or her conduct was unlawful. The Amended Charter provides that the Registrant will indemnify any Indemnitee who was or is a party to an action or suit by or in the right of the Registrant to procure a judgment in its favor by reason of the fact that the Indemnitee is or was, or has agreed to become, a director or officer, or is or was serving, or has agreed to serve, at the Registrant’s request as a director, officer, partner, employee or trustee of, or in a similar capacity with, another corporation, partnership, joint venture, trust or other enterprise, or by reason of any action alleged to have been taken or omitted in such capacity, against all expenses (including attorneys’ fees) and, to the extent permitted by law, amounts paid in settlement actually and reasonably incurred in connection with such action, suit or proceeding, and any appeal therefrom, if the Indemnitee acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the Registrant’s best interests, except that no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to us, unless a court determines that, despite such adjudication but in view of all of the circumstances, he or she is entitled to indemnification of such expenses. Notwithstanding the foregoing, to the extent that any Indemnitee has been successful, on the merits or otherwise, he or she will be indemnified by the Registrant against all expenses (including attorneys’ fees) actually and reasonably incurred in connection therewith. Expenses must be advanced to an Indemnitee under certain circumstances.

The Registrant has entered into indemnification agreements with each of its directors and officers. These indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers for some expenses, including attorneys’ fees, judgments, fines and settlement amounts incurred by a director or officer in any action or proceeding arising out of his or her service as one of the Registrant’s directors or officers, or any of its subsidiaries or any other company or enterprise to which the person provides services at the Registrant’s request.

The Registrant maintains a general liability insurance policy that covers certain liabilities of directors and officers of the Registrant’s corporation arising out of claims based on acts or omissions in their capacities as directors or officers.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Exhibit Description	Form	Date	Number	Filed Herewith

4.1	Second Amended and Restated Certificate of Incorporation of AEye, Inc.	8-K	8/16/2021	3.1

4.2	Amended and Restated Bylaws of AEye, Inc.	8-K	8/16/2021	3.2

5.1	Opinion of DLA Piper LLP (US).				X

23.1	Consent of WithumSmith+Brown, PC.				X

23.2	Consent of Deloitte & Touche LLP.				X

23.3	Consent of DLA Piper LLP (US) (included in Exhibit 5.1).				X

24.1	Power of Attorney (included on the signature page).				X

99.1#	AEye, Inc. 2021 Equity Incentive Plan (incorporated by reference to Exhibit 10.1 of the Registrant’s current Report on Form 8-K, filed with the SEC on October 29, 2021).	8-K	10/29/2021	10.1

99.2#	Forms of Option Agreement, Stock Option Grant Notice, Restricted Stock Units Agreement and Restricted Stock Unit Award Grant Notice under the AEye, Inc. 2021 Equity Incentive Plan.				X

99.3#	AEye, Inc. 2016 Stock Plan.				X

99.4#	Forms of Option Agreement, Stock Option Grant Notice, Restricted Stock Units Agreement and Restricted Stock Unit Award Grant Notice under the AEye, Inc. 2016 Equity Incentive Plan.				X

99.5#	2014 US LADAR, Inc. Equity Incentive Plan.				X

99.6#	Form of Option Agreement and Stock Option Grant Notice under the 2014 US LADAR, Inc. Equity Incentive Plan.				X

#	Management contract or compensatory plan

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The undersigned Registrant further undertakes that, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Dublin, California on October 29, 2021.

AEYE, INC.

By:	/s/ Blair LaCorte
Name:	Blair LaCorte
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Blair LaCorte and Robert Brown as his or her true and lawful attorneys-in-fact and agents, each of whom may act alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to sign any related registration statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on the 29th day of October, 2021.

Signature	Title	Date

/s/ Blair LaCorte
Blair LaCorte	Chief Executive Officer and Director (Principal Executive Officer)	October 29, 2021

/s/ Robert Brown
Robert Brown	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	October 29, 2021

/s/ Luis Dussan
Luis Dussan	Director	October 29, 2021

/s/ Wen Hsieh
Wen Hsieh	Director	October 29, 2021

/s/ Prof. Dr. Bernd Gottschalk
Prof. Dr. Bernd Gottschalk	Director	October 29, 2021

/s/ Dr. Karl-Thomas Neumann
Dr. Karl-Thomas Neumann	Director	October 29, 2021

/s/ Timothy J. Dunn
Timothy J. Dunn	Director	October 29, 2021

/s/ Carol DiBattiste
Carol DiBattiste	Director	October 29, 2021